Exhibit 10.14

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of July 29, 2016, is entered into by and between ProSight Specialty Insurance Holdings, Inc. (the “Company”), a Delaware corporation, and Joseph Beneducci (the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated September 14, 2010 as amended November 4, 2010 and March 9, 2016 (the “Employment Agreement”, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement);

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to clarify certain payment terms; and

WHEREAS, other than as provided under this amendment to the Employment Agreement (“Amendment”), the terms of the Employment Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants contained in the Employment Agreement and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree to amend the Employment Agreement as follows, effective as of the date hereof.

1.1         The second and third sentences of Section 4.2(b) of the Employment Agreement are deleted in their entirety and the following shall be substituted therefor:

“The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 5 hereof, and (ii) the Executive’s execution, delivery and non-revocation within sixty (60) days following the Termination Date of a valid and enforceable general release of claims (the “Release” and such period, the “Release Period”) substantially in the form attached hereto as Exhibit A. The Severance Payments (other than the Accrued Amounts) shall be paid quarterly in advance for the succeeding quarter in equal installments during the twenty four (24) month period beginning from the date of termination. The first Severance Payment shall be made, inclusive of any other amounts that would otherwise have been paid prior to such date pursuant to the previous sentence, on the first payroll date following the date that the release becomes effective and irrevocable; provided, that if the Release Period spans two tax years of the Executive or if the Release Period plus the first payroll date following the Release Period spans two tax years of the Executive, the first Severance Payment shall be made in the second tax year on the first payroll date after the release becomes effective and irrevocable.”

1.2         Entire Agreement. The Employment Agreement and this Amendment constitute the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof. To the extent that any term or provision of such other agreements or the Company’s policies or procedures conflict with the Employment Agreement and this Amendment, the terms and provisions of the Employment Agreement and this Amendment will govern and prevail.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the date first set forth above.

ProSight Specialty Insurance Holdings, Inc.

By:	/s/ Frank Bosse
Name: Frank Bosse
Title: CHRO

/s/ Joseph Beneducci
Joseph Beneducci

DATE:	August 11, 2016

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